Fifth Amendment

To Automatic YRT Reinsurance Agreement

("Fifth Amendment")

Between RiverSource Life Insurance Co. of New York

(Hereinafter the "Ceding Company")

And

[*]

(Hereinafter the "Reinsurer")

Treaty ID: [*]

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York ("Ceding Company") and [*] ("Reinsurer"), as amended by First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, and the General Amendment effective [*] to the Agreement ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended as follows:

1. The following sentence is added to the end of Article 3:

For the sake of clarity, amounts shown in a facultative offer are an offer of maximum Reinsured Net Amount at Risk accepted as defined in Article 5.

2.The following paragraph is added to Article 5 following the paragraph entitled "Option 2, Base Policy":

Option 3, Base Policy: The Net Amount at Risk is equal to the Death Benefit minus the Policy Value, where the Death Benefit is the greater of:

(a)The Specified Amount plus the total premiums paid into the policy minus total partial surrenders taken out of the policy; or

(b)The Policy Value multiplied by the tax corridor.

The Reinsured Net Amount at Risk is defined as the Net Amount at Risk at the most recent policy anniversary, or subsequent policy change date if applicable, less the Ceding Company's Retained Share multiplied by the Reinsurer's Percentage Share as defined in Exhibit B.

3.[*]

4.The Agreement shall apply to all eligible policies issued with the riders introduced [*] with effective dates on or after [*], including any policies applied for on or after such date that are backdated up to six months. The Ceding Company will have the right to backdate policies up to six (6) months for the purpose of saving age. Such backdated policies will be covered by this Agreement even if the backdated policy date precedes the effective date of this Amendment.

5.[*]

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Fifth Amendment is effective [*] upon execution by both of the undersigned parties. This Fifth Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Co. of New York	[*]

[*]

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

[*]

B-1